Exhibit 21.1
Subsidiaries of Polymer Group, Inc.

Name	Jurisdiction of Incorporation / Organization

Albuma S.A.S.	France
Bonlam Holdings B.V.	Netherlands
Bonlam S.A. de C.V.	Mexico
Chicopee Asia, Limited	Hong Kong, China
Chicopee Holdings B.V.	Netherlands
Chicopee Holdings C.V.	Netherlands
Chicopee, Inc.	Delaware, United States
Difco Performance Fabrics Inc.	Canada
Dominion Textile (USA), L.L.C.	Delaware, United States
Dominion Textile Inc.	Canada
Dominion Textile Mauritius Inc.	Mauritius
DT Acquisition Inc.	Canada
Fabrene, Inc.	Canada
Fabrene, L.L.C.	Delaware, United States
Geca-Tapes (s) Pte Ltd	Singapore
Geca-Tapes B.V.	Netherlands
Nanhai Nanxin Non-Woven Co., Ltd.	China
Nordlys S.A.S.	France
PGI Argentina S.A.	Argentina
PGI Colombia LTDA.	Colombia
PGI Europe, Inc.	Delaware, United States
PGI Holdings B.V.	Netherlands
PGI Neunkirchen GmbH	Germany
PGI Non-Woven (Foshan) Co., Ltd.	China
PGI Nonwovens (China) Co., Ltd.	China
PGI Nonwovens (Mauritius)	Mauritius
PGI Nonwovens B.V.	Netherlands
PGI Nonwovens Limited	United Kingdom
PGI Nonwovens Switzerland Sarl	Switzerland
PGI Polymer, Inc.	Delaware, United States
PGI Spain S.L.	Spain
Pristine Brands Corporation	Delaware, United States
Tesalca Polska SP.ZO.O.	Poland